EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") made and entered into effective as of the 1st day of January 1997, by and between Datakey, Inc., a
Minnesota corporation (the "Company" or "Datakey") and Carl P. Boecher ("Executive").


                                    RECITALS

         Carl P. Boecher joined the Company in January 1995 as Vice President of Sales and Marketing. He was appointed President and Chief Executive Officer on December 1, 1996. The parties desire to memorialize their relationship in the following Agreement.


                                    AGREEMENT

1.       Employment

         a. Datakey agrees to continue to employ Executive on a full-time basis as the President and Chief Executive Officer ("CEO") of Datakey pursuant to the terms and conditions hereof.

         b. Executive agrees that he will, at all times, faithfully, industriously, and, to the best of his abilities, experience and talents, continue to perform all the duties and responsibilities that may be required of him as President and CEO of Datakey.

2.       Term of Employment

         a. Subject to the terms and conditions hereof, Executive shall be employed for a term ("Employment Term") commencing on January 1, 1997, and terminating on January 1, 1998, unless extended as set forth in Subsection 2b below.

         b. This Agreement will be renewed automatically after January 1, 1998, for additional one-year periods unless either party gives the other party written notice 30 days before January 1, 1998 or 30 days before the end of any one-year period thereafter of his or its intention to terminate the Agreement.

3.       Base Compensation

         As compensation for his services to Datakey, Executive shall be paid an initial monthly salary of $10,000, payable in accordance with Datakey's payment periods. Executive's base compensation will be reviewed on an annual basis throughout the term of this Agreement.

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4.       Incentive Compensation

         Executive will be paid a target bonus of 30% of his base salary which will be dependent on attainment of performance targets set by the Company's Compensation Committee by February 15, 1997. In addition, Executive will be eligible to participate in any long-term incentive plan approved by Datakey's Board of Directors.

5.       Other Benefits

         a. Vacation. Executive will receive four weeks of vacation for every twelve months of employment. Unused vacation may not be carried over from one year to the next. Datakey will pay Executive for any earned and unused vacation upon termination.

         b. Automobile Allowance. During the term of this Agreement, Datakey will pay Executive $500 per month to be applied toward his automobile expenses.

         c. Stock Options. Executive has been granted the following incentive stock options: (i) 50,000 shares at an exercise price of $3.50 per share and
(ii) 25,000 shares at an exercise price of $3.00 per share. Both options have been or will be memorialized in Stock Option Agreements and will contain standard terms and conditions, including vesting.

         d. Miscellaneous. During the term of this Agreement, Executive will receive such other benefits which are provided by Datakey to other officers as a group.

6.       Termination

         Notwithstanding Section 2 above, the Employment Term or any extension thereof shall terminate upon the happening of any of the following events:

         a. Mutual written agreement between the Board of Directors of Datakey and Executive to terminate his employment.

         b.       Executive's death.

         c.       Executive's  disability  defined  as  physically  or  mentally
                  unable  to  perform   as  CEO  with  or   without   reasonable
                  accommodation for a period of six consecutive months, or

         d. For cause (as defined below) upon written notice from the Board of Directors specifying the nature of the cause. For purposes of this Agreement, "cause" shall include commission of any felony, gross misdemeanor, or any act of fraud or dishonesty in connection with the affairs of Datakey.


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         e.       By either party with or without cause upon thirty days written notice to the other.

7.       Payment Upon Termination of Employment For Cause

         If Executive is terminated for cause as defined in Section 6 above, Executive shall not be eligible to receive any severance benefits. The date of termination under this Section 7 shall be on the day the notice of termination for cause is given and Executive shall be entitled to no additional compensation past the date of such notice.

8. Payment Upon Termination of Employment Without Cause or Termination Upon Failure to Renew Agreement

         a. If Executive is terminated without cause or terminated for failure of Datakey to renew Agreement, Executive shall receive a severance payment equal to his base compensation payable for twelve months in accordance with Datakey's payment periods beginning on the 10th day of the first month following the last month of employment.

         b. The payments provided for under this Section 8 shall, in the event of Executive's death, continue and shall be payable to his wife if she survives or, if not, to his estate.

         c. The Company will also expend up to $6,000 to be applied only to outplacement counseling of Executive's choice. Payments will be made directly to the outplacement counselor.

         d. The Company will continue to provide to Executive and his covered dependents access to medical and health coverage under its plans as they currently exist or may hereafter be amended at company subsidized rates during the twelve-month severance pay period. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due.

9.       Nondisclosure

         Except by written permission from Datakey, Executive shall never disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Executive during the course, and on account, of his employment, whether or not developed by Executive, except as such disclosure or use may be required by

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his duties to Datakey,  and then only in strict  accordance with his obligations of service and loyalty thereto. Upon termination of employment, Executive agrees to deliver to Datakey all Confidential Information.

10.      Noncompetition

         a. For a period of one (1) year after the end of the Employment Term or any extension thereof or after termination of employment for any reason, Executive will not, directly or indirectly, alone or in any capacity with another legal entity: (i) engage in any activity that competes in any respect with Datakey, (ii) contact or in any way interfere or attempt to interfere with the relationship of Datakey with any current or potential customers of Datakey, or (iii) employ or attempt to employ any employee of Datakey (other than a former employee thereof after such employee has terminated employment with the Datakey);

         b. Executive acknowledges that Datakey markets products throughout the United States and that Datakey would be harmed if Executive conducted any of the activities described in this Section 10 anywhere in the United States.
Therefore, Executive agrees that the covenants contained in this Section 10 shall apply to all portions of, and throughout, the United States; and

         c. To the extent any provision of this Section 10 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 10 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 10 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 10 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

         d. Executive and Datakey acknowledge that the noncompetition provision of this Section 10 is enforceable against Executive under Minnesota law only if it is supported by independent consideration because Executive is entering into this noncompetition agreement after having already accepted employment with
Datakey.   Executive  specifically  acknowledges  and  agrees  that  Datakey  is providing him adequate independent consideration for this noncompetition provision by way of this Agreement, including but not limited to the term of employment (Section 2), increased base compensation (Section 3), increased incentive compensation (Section 4), and one-year severance upon termination (Section 8).

11.      Specific Performance

         Executive acknowledges that a breach of this Employment Agreement would cause Datakey irreparable injury and damage which could not be remedied or


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adequately compensated by damages at law; therefore,  Executive expressly agrees that Datakey shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Employment Agreement.

12.      Miscellaneous

         a. Waiver by Datakey of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         b. This Agreement shall be binding upon and inure to the benefit of Datakey, its successors and assigns, and as to Executive, his heirs, personal representatives, estate, legatees and assigns.

         c. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

         d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.


         IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement effective as of the day and year first above written.

                                       DATAKEY, INC.



                                       /s/ Gary R. Holland
                                       By:  Gary Holland, Chairman of the Board



                                       /s/ Carl P. Boecher
                                       Carl P. Boecher, Executive




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